EXHIBIT 99.1

Glacier Bancorp, Inc. Announces Acquisition of North Cascades National Bank in Chelan, Washington

KALISPELL, Montana, March 27, 2013 (GLOBE NEWSWIRE) -- Glacier Bancorp, Inc. (Nasdaq:GBCI) today announced the signing of a definitive agreement to acquire North Cascades National Bank (or "NCNB"), a community bank based in Chelan, Washington. The acquisition marks Glacier's 14th acquisition since 2000 and its second announced transaction in the past 30 days. NCNB provides community banking services to individuals and businesses in central Washington, with nine banking offices located in Chelan, Wenatchee, East Wenatchee, Omak, Brewster, Twisp, Okanagan, Grand Coulee and Waterville. As of December 31, 2012 the bank had total assets of $347 million, gross loans of $219 million and total deposits of $300 million.

The boards of Glacier and North Cascades Bancshares, Inc. (NCNB's holding company) unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The transaction provides for the payment to North Cascades Bancshares, Inc. shareholders of $13.55 million in cash and 874,194 shares of Glacier common stock, so long as the average price of Glacier stock before closing the transaction is between $13.00 and $18.00. Based on the closing price of $18.85 for Glacier shares on March 27, 2013, the transaction would result in the delivery of 834,774 shares and an aggregate value of $29.3 million. As of December 31, 2012, North Cascades Bancshares, Inc. had consolidated tangible equity of $23.1 million and consolidated calendar year earnings of $1.44 million. Consolidated earnings were adversely affected by approximately $1.4 million of pre-tax interest expense on the holding company's outstanding 10.18% trust preferred securities, which Glacier intends to fully redeem upon closing of the transaction. At the bank level, NCNB reported 2012 earnings of $2.38 million. Upon closing of the transaction, which is anticipated to take place in the third quarter, NCNB will be merged into Glacier Bank and operate as a separate bank division doing business under its existing name.

"We are delighted to be adding North Cascades National Bank to the Glacier family of banks," stated Mick Blodnick, Glacier's President and Chief Executive Officer. "This combination not only adds an excellent community bank to our company, it also provides us with an experienced and accomplished management team and staff. We are especially excited to be expanding into central Washington, a market area that represents a logical and long-targeted expansion of our footprint. The region offers attractive long-term growth prospects with a solid economic base of agriculture, fruit processing and tourism." Blodnick added, "NCNB serves the region well, with a high quality loan, customer, and deposit base that will further diversify our company." Blodnick also noted that the transaction will be immediately accretive to Glacier's earnings.

Scott Anderson, President and CEO of NCNB, commented, "As part of Glacier Bank, our customers will benefit from an expanded line of service offerings and much higher loan limits. We're excited to become part of their well respected and highly successful community banking organization."

Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Thursday, March 28, 2013. The call may be accessed by dialing 877-561-2748 and the conference ID is 26642144.  A slide presentation to accompany management's commentary may be accessed from Glacier's March 27, 2013 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.

Glacier was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn, P.C. as legal counsel. North Cascades Bancshares, Inc. was advised by Sandler O'Neill+Partners as financial advisor, and Breyer and Associates PC, as legal counsel.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell, operating in Wyoming; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier's website at http://www.glacierbancorp.com

Forward Looking Statements

This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Additional Information About the Merger and Where to Find It

In connection with the proposed transaction, Glacier will file with the U.S. Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 that will include a Proxy Statement/Prospectus of Glacier, as well as other relevant documents concerning the proposed transaction. Shareholders of Glacier are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. The Proxy Statement/Prospectus and other relevant materials (when they become available) filed with the SEC may be obtained free of charge at the SEC's website at http://www.sec.gov. Shareholders are urged to read the Proxy Statement/Prospectus and other relevant materials before voting on the transaction.

CONTACT: Michael J. Blodnick
         (406) 751-4701